                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)

                          NetScreen Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   64117V 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         |_|   Rule 13d-1(b)

         |_|   Rule 13d-1(c)

         |X|   Rule 13d-1(d)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

---------------------------------      -----------------------------------------

CUSIP No.  64117V 10 7                    Page      1     of      6      Pages
          ---------------                      ----------    -----------
---------------------------------      -----------------------------------------


--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Spectrum Equity Associates IV, L.P. ("SEA")
---------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
    2      Instructions)                                                (a)  |_|

                                                                        (b)  |X|

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- ---------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                      -0-
          NUMBER
            OF               -------- ------------------------------------------
          SHARES                6     SHARED VOTING POWER
       BENEFICIALLY
           OWNED                      4,698,553 shares/1/
            BY
           EACH              -------- ------------------------------------------
         REPORTING              7     SOLE DISPOSITIVE POWER
          PERSON
           WITH                       -0-

                             -------- ------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                      4,698,553 shares/1/
---------- ---------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,698,553

---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (See Instructions)                                                |_|


---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.4%/2/
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)
           PN

---------- ---------------------------------------------------------------------
/1/ These shares represent 4,670,978 shares held by Spectrum Equity Investors
    IV, L.P. and 27,575 shares held by Spectrum Investors Parallel IV, of which SEA is the general partner. As general partner, SEA makes voting and investment decisions with respect to these shares.
/2/ Based on shares outstanding as of December 31, 2001.

                                  SCHEDULE 13G

---------------------------------      -----------------------------------------

CUSIP No.  64117V 10 7                    Page      2     of      6      Pages
          ---------------                      ----------    -----------
---------------------------------      -----------------------------------------

---------- ---------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Spectrum Equity Investors IV, L.P. ("SEI")
---------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
    2      Instructions)                                                (a)  |_|

                                                                        (b)  |X|

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
---------- ---------------------------------------------------------------------
                                5     SOLE VOTING POWER

                                      -0-

          NUMBER             -------- ------------------------------------------
            OF                  6     SHARED VOTING POWER
          SHARES
       BENEFICIALLY                   4,670,978 shares, except that SEA has the
           OWNED                      power to vote these shares./1/
            BY               -------- ------------------------------------------
           EACH                 7     SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                      -0-
           WITH
                             -------- ------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                      4,670,978 shares, except that SEA has the
                                      power to dispose of these shares./1/
---------- ---------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           4,670,978


---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (See Instructions)                                                |_|


---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           6.3%/2/
---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)
           PN

---------- ---------------------------------------------------------------------
/1/ As general partner, SEA makes voting and investment decisions with respect to these shares.
/2/ Based on shares outstanding as of December 31, 2001.

                                  SCHEDULE 13G

---------------------------------      -----------------------------------------

CUSIP No.  64117V 10 7                    Page      3     of      6      Pages
          ---------------                      ----------    -----------
---------------------------------      -----------------------------------------

---------- ---------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Spectrum Investors Parallel IV, L.P. ("SIP")
---------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
    2      Instructions)                                                (a)  |_|

                                                                        (b)  |X|

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
---------- ---------------------------------------------------------------------
                                5     SOLE VOTING POWER
                                      -0-


          NUMBER             -------- ------------------------------------------
            OF                  6     SHARED VOTING POWER
          SHARES                      27,575 shares, except that SEA has the
       BENEFICIALLY                   power to vote these shares./1/
           OWNED
            BY               -------- ------------------------------------------
           EACH                 7     SOLE DISPOSITIVE POWER
         REPORTING                    -0-
          PERSON
           WITH
                             -------- ------------------------------------------
                                8     SHARED DISPOSITIVE POWER
                                      27,575 shares, except that SEA has the
                                      power to dispose of these shares./2/

---------- ---------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           27,575

---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (See Instructions)                                                |_|


---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           .04%

---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)
           PN

---------- ---------------------------------------------------------------------

/1/ As general partner, SEA makes voting and investment decisions with respect to these shares.

/2/  Based on shares outstanding as of December 31, 2001.

                                  SCHEDULE 13G

---------------------------------      -----------------------------------------

CUSIP No.  64117V 10 7                    Page      4     of      6      Pages
          ---------------                      ----------    -----------
---------------------------------      -----------------------------------------

---------- ---------------------------------------------------------------------
           NAME OF REPORTING PERSON
    1      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Spectrum IV Investment Managers' Fund, L.P. ("SIM")
---------- ---------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
    2      Instructions)                                                (a)  |_|

                                                                        (b)  |X|

---------- ---------------------------------------------------------------------
    3      SEC USE ONLY


---------- ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
---------- ---------------------------------------------------------------------
                                5     SOLE VOTING POWER
                                      -0-


          NUMBER             -------- ------------------------------------------
            OF                  6     SHARED VOTING POWER
          SHARES                      55,624 shares
       BENEFICIALLY
           OWNED
            BY               -------- ------------------------------------------
           EACH                 7     SOLE DISPOSITIVE POWER
         REPORTING                    -0-
          PERSON
           WITH
                             -------- ------------------------------------------
                                8     SHARED DISPOSITIVE POWER
                                      55,624 shares


---------- ---------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           55,624

---------- ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           (See Instructions)                                                |_|


---------- ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           .07%/1/

---------- ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON (See Instructions)
           PN

---------- ---------------------------------------------------------------------

/1/  Based on shares outstanding as of December 31, 2001.

                                  SCHEDULE 13G

---------------------------------      -----------------------------------------

CUSIP No.  64117V 10 7                    Page      5     of      6      Pages
          ---------------                      ----------    -----------
---------------------------------      -----------------------------------------



Item 1.           (a) Name of Issuer:
                      --------------

                      NetScreen Technologies, Inc.

                  (b) Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------

                      350 Oakmead Parkway
                      Sunnyvale, California 94085

Item 2.           (a) Name of Person Filing:
                      ---------------------

                      This statement is filed by Spectrum Equity Associates, IV, L.P. ("SEA"), a Delaware limited partnership, Spectrum Equity Investors IV, L.P. ("SEI"), a Delaware limited partnership, Spectrum Investors Parallel IV, L.P. ("SEP"), a Delaware limited partnership and Spectrum IV Investment Managers' Fund L.P. ("SIM"), a Delaware limited partnership. The foregoing entities are collectively referred to as the "Reporting Persons."

                  (b) Address of Principal Business Office:
                      ------------------------------------
                      The address for each of SEA, SEI, SEP and SIM is:
                      333 Middlefield Road, Suite 200
                      Menlo Park, California 94025

                  (c) Citizenship:
                      -----------

                      SEA, SEI and SIP are Delaware limited partnerships.

                  (d) Title of Class of Securities:
                      ----------------------------

                      Common Stock

                  (e) CUSIP Number:
                      ------------

                      64117V 10 7

Item 3.           Not applicable.

Item 4.           Ownership.

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:

                  (a) Amount beneficially owned:
                      -------------------------

                  See Row 9 of cover page for each Reporting Person.

                  (b) Percent of class:
                      ----------------

                  See Row 11 for each Reporting Person.

                  (c) Number of shares as to which the person has:
                      -------------------------------------------

                      (i)   Sole power to vote or to direct the vote:

                  See Row 5 of cover page for each Reporting Person.

                      (ii)  Shared power to vote or to direct the vote:

                  See Row 6 of cover page for each Reporting Person.

                      (iii) Sole power to dispose or to direct the disposition
                            of:

                  See Row 7 of cover page for each Reporting Person.

                      (iv) Shared power to dispose or to direct the disposition of:

                  See Row 8 of cover page for each Reporting Person.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person.

                  Under certain circumstances set forth in the limited partnership agreements of SEI and SIP, the general and limited partners of those entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by SEI and SIP.

                                  SCHEDULE 13G

---------------------------------      -----------------------------------------

CUSIP No.  64117V 10 7                    Page      6     of      6      Pages
          ---------------                      ----------    -----------
---------------------------------      -----------------------------------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certifications.

                  Not applicable.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2002        Spectrum Equity Associates IV, L.P.

                                 By:   /s/ Randy J. Henderson
                                     -------------------------------------------

                                 Its:     General Partner
                                     -------------------------------------------


Dated:  February 13, 2002        Spectrum Equity Investors IV, L.P.

                                 By:   /s/ Spectrum Equity Associates IV, L.P.
                                     -------------------------------------------

                                 Its:     General Partner
                                     -------------------------------------------


                                 By:   /s/ Randy J. Henderson
                                     -------------------------------------------

                                 Its:     General Partner
                                     -------------------------------------------


Dated:  February 13, 2002        Spectrum Investors Parallel IV, L.P.

                                 By:   /s/ Spectrum Equity Associates IV, L.P.
                                     -------------------------------------------

                                 Its:     General Partner
                                     -------------------------------------------


                                 By:   /s/ Randy J. Henderson
                                     -------------------------------------------

                                 Its:     General Partner
                                     -------------------------------------------


Dated:  February 13, 2002        Spectrum IV Investment Managers' Fund L.P.

                                 By:   /s/ Randy J. Henderson
                                     -------------------------------------------

                                 Its:     General Partner
                                     -------------------------------------------

                                  EXHIBIT INDEX

Exhibit
-------

Exhibit A:  Agreement of Joint Filing